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On June 20, 1996 CNA Financial  Corporation  together with Renaissance Fund LDC,
Todd Investments Limited, Stockton Partners L.P., Charles Bronfman Family Turst, The Kolber Trust, S. Daniel Abraham, BEA Associates, Goldman, Sachs & Co.,
Arnhold  and  S.  Bleichroeder,   Inc.  and  PEC  Israel  Economic   Corporation
(collectively, the "Other Investors"), acquired from the issuer in a private placement certain securities that are convertible into, or exercisable for, the Issuer's common stock, par value $.01 per share ("Common Stock"). Accordingly, the Reporting Person and the Other Investors may be deemed to have acted in concert for the purpose of acquiring such securities and therefore, to constitute a "group" for purposes of Rule 13d-5(b) under the Act.

The Reporting Person has no understanding or agreement with any of the Other Investors or with any other person to act in concert for the puposes of holding, voting, or disposing of the Common Stock or any equity securities of the Issuer. Accordingly, as of the date hereof, the Reporting Person is not a member of a "group" for purposes of Rule 13d-5(b) under the Act with respect to the Common Stock. All further filings with respect to transactions in the Common Stock will be filed, if required, by members of the group, in their individual capacity.